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                                                             UNITED STATES
                                                  SECURITIES AND EXCHANGE COMMISSION
                                                        Washington, D.C. 20549

                                                               FORM 15/A
                                                           (Amendment No. 1)

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES  EXCHANGE ACT OF 1934 OR SUSPENSION OF
DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                                                                          Commission File Number  001-32988
                                                                                                                                  ________________

                                                                               Hanson PLC

__________________________________________________________________________________________________________________________________________________

                                                         (Exact name of registrant as specified in its charter)

                                                               1 Grosvenor Place, London SW1X 7JH, England

__________________________________________________________________________________________________________________________________________________

                          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                                       American Depositary Shares, Ordinary shares of £0.10 each*
__________________________________________________________________________________________________________________________________________________

                                                        (Title of each class of securities covered by this Form)

                                                  7.875% Notes due 2010, 5.25% Notes due 2013**, 6.125% Notes due 2016
__________________________________________________________________________________________________________________________________________________

                            (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

*        Listed, not for trading, but only in connection with the registration of American Depositary Shares, pursuant to the requirements of the Securities and Exchange Commission.
**       Issued by Hanson Australia Funding Limited, an indirect wholly subsidiary of the Registrant, and guaranteed as to certain payments by the Registrant.

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                  Rule 12g-4(a)(1)(i)       |X|                        Rule 12h-3(b)(1)(i)       |X|
                  Rule 12g-4(a)(1)(ii)      |X|                        Rule 12h-3(b)(1)(ii)      |_|
                  Rule 12g-4(a)(2)(i)       |_|                        Rule 12h-3(b)(2)(i)       |_|
                  Rule 12g-4(a)(2)(ii)      |_|                        Rule 12h-3(b)(2)(ii)      |_|
                                                                       Rule 15d-6                |_|

Approximate number of holders of record as of the certification or notice date:                                    1
                                                                                                                   ___________

Explanatory  Note: This Amendment No. 1 to our Form 15 filed on September 5, 2007 is filed for the purpose of amending the titles of all other classes of securities for which a duty to file reports remains.

Pursuant to the requirements of the Securities  Exchange Act of 1934, Hanson PLC has caused this  certification/notice  to be signed on its behalf by the undersigned duly authorized person.

Date:         September 10, 2007                                   By:          /s/ Graham Dransfield
                                                                                Name: Graham Dransfield
                                                                                Title:   Legal Director
              ___________________________________________________               ____________________________________________________

Instruction:  This form is required  by Rules  12g-4,  12h-3 and 15d-6 of the General  Rules and  Regulations  under the  Securities
Exchange Act of 1934. The registrant  shall file with the Commission three copies of Form 15, one of which shall be manually signed.
It may be signed by an officer of the  registrant,  by counsel  or by any other duly  authorized  person.  The name and title of the person signing the form shall be typed or printed under the signature.

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